SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2014

Eagle Bancorp, Inc.

 (Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7815 Woodmont Avenue, Bethesda, Maryland  20814

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☒           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Definitive Material Agreement

Item 7.01  Regulation FD Disclosure

On June 9, 2014, Eagle Bancorp, Inc. (the “Company”) and its wholly owned subsidiary bank, EagleBank (“EagleBank”), entered into an Agreement and Plan of Reorganization (the “Agreement”) with Virginia Heritage Bank (“VHB”), pursuant to which VHB will be merged with and into EagleBank, with EagleBank surviving the merger (the “Merger”).

At the effective time of the Merger, each outstanding share of VHB common stock will be converted into a combination of shares of Company common stock and cash. The number of shares of Company common stock and amount of cash constituting the merger consideration is dependent on the average closing price of the Company common stock for the 20 trading days ending five trading days prior to closing (the “Company Average Share Price”).  Each share of VHB common stock would be converted into cash and Company common stock as follows:

(1)        where the Company Average Share Price is at least $29.00 but not more than $35.50, (A) $7.50 in cash and (B) a number of shares of Company common stock equal to (1) $21.50 divided by (2) the Company Average Share Price, rounded to four decimal places;

(2)        where the Company Average Share Price is less than $29.00, (A) $7.50 in cash and (B) a number of shares of Company common stock equal to the quotient of (1) the Company Average Share Price less $7.50, divided by (2) the Company Average Share Price, rounded to four decimal places; and

(3)        where the Company Average Share Price is greater than $35.50, (A) an amount of cash equal to the product of (a) 0.8169 and (b) the Company Average Share Price and (c) 0.258621, and (B) 0.6056 shares of Company common stock.

Based upon the $32.92 closing price of Company common stock on June 6, 2014, the trading day immediately preceding the date of the Agreement, the exchange ratio would be 0.6531, and the aggregate number of shares of Company common stock issued would be approximately 3.9 million, based on the 6,018,801 shares of VHB common stock outstanding as of the May 31, 2014.

As a result of the conversion of shares of VHB common stock, the Company expects that it will issue between approximately 3.64 million and 4.46 million shares of its common stock, depending on the exchange ratio, excluding the impact of approximately 482 thousand options to purchase VHB common stock.

Additionally, if at the time of the closing, the aggregate value of the shares of Company common stock to be issued is less than 45% of the aggregate consideration, then the cash portion of the consideration will be reduced by the amount necessary to cause the aggregate value of the shares of Company common stock to be issued to equal 55% of the Aggregate Merger Consideration, and the Exchange Ratio will be increased by the number of shares necessary to cause the aggregate value of the shares of Company common stock to equal 45% of the aggregate merger consideration.  Such adjustments are expected to be necessary only if the Company Average Share Price is less than $13.64.  Additionally, if prior to closing, the Company sells any shares of Company common stock or securities convertible into shares of Company common stock, other than pursuant to the exercise of currently outstanding options or warrants to acquire Company common stock, or pursuant to stock options issued after the date of the Agreement in the ordinary course of business, then each share of VHB common stock would be entitled to receive $7.50 in cash and $20.50 in Company common stock, provided that in no event will the number of shares issued under this provision exceed 19.9% of the pre-issuance shares of Company common stock.

The following table, sets forth, for illustrative purposes only, the consideration to be received in exchange for each share of VHB common stock, and the approximate aggregate transaction value (including the value attributable to in-the-money options), at a range of Company Average Share Prices.

Company Average Price	Exchange Ratio	Total Consideration Per VHB Share	Value of Company Common Stock Per VHB Share	Cash Consideration Per VHB Share	Aggregate Transaction Value (including options)	Company Shares Issuable (excluding options)
$25.00	0.7000	$25.00	$17.50	$7.50	$156.9 million	4,211,755
$26.00	0.7115	$26.00	$18.50	$7.50	$163.4 million	4,280,954
$27.00	0.7222	$27.00	$19.50	$7.50	$169.9 million	4,345,334
$28.00	0.7321	$28.00	$20.50	$7.50	$176.4 million	4,404,900
$29.00	0.7414	$29.00	$21.50	$7.50	$182.9 million	4,460,856
$30.00	0.7167	$29.00	$21.50	$7.50	$182.9 million	4,312,241
$31.00	0.6936	$29.00	$21.50	$7.50	$182.9 million	4,173,253
$32.00	0.6719	$29.00	$21.50	$7.50	$182.9 million	4,042,689
$32.92	0.6531	$29.00	$21.50	$7.50	$182.9 million	3,929,573
$33.00	0.6515	$29.00	$21.50	$7.50	$182.9 million	3,919,946
$34.00	0.6324	$29.00	$21.50	$7.50	$182.9 million	3,805,025
$35.00	0.6143	$29.00	$21.50	$7.50	$182.9 million	3,696,121
$35.50	0.6056	$29.00	$21.50	$7.50	$182.9 million	3,643,775
$36.00	0.6056	$29.41	$21.80	$7.61	$185.6 million	3,643,775
$37.00	0.6056	$30.23	$22.41	$7.82	$190.9 million	3,643,775
$38.00	0.6056	$31.04	$23.01	$8.03	$196.2 million	3,643,775
$39.00	0.6056	$31.86	$23.62	$8.24	$201.5 million	3,643,775
$40.00	0.6056	$32.68	$24.23	$8.45	$206.8 million	3,643,775

The Company would also assume the 15,300 shares of VHB’s preferred stock which has an aggregate liquidation preference of $15.3 million and was issued in connection with the U.S. Treasury’s Small Business Lending Fund Program.

The Company will assume the VHB stock plans. Options to purchase shares of VHB common stock which are outstanding at the effective time will be “rolled over” into options to acquire the shares of Company common stock.

David P. Summers, Chairman and CEO of VHB, is expected to join the Company’s and EagleBank’s Boards of Directors following closing.

The Company and VHB have made customary representations, warranties and covenants in the Agreement, including, among others, VHB’s covenants (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning or provide confidential information in connection with alternative business combination transactions, (ii) to cause a meeting of shareholders to be held to consider approval of the Merger, and (iii) subject to certain exceptions, for VHB’s board of directors to recommend that VHB’s shareholders adopt and approve the Merger and the Agreement.

Consummation of the Merger is subject to various customary conditions which include: the approval by VHB’s shareholders of the Merger; no legal impediment to the Merger; the receipt of required regulatory approvals, including the expiration or termination of the waiting period under, the Bank Holding Company Act of 1956, the Bank Merger Act, and any other applicable law; and absence of certain material adverse changes or events. The Agreement contains certain termination rights in favor of both the Company and VHB, and further provides that, upon termination of the Agreement under specified circumstances, VHB be required to pay the Company a termination fee of $7.25 million.

In connection with the execution of the Agreement, all of the directors of VHB entered into (i) an agreement with the Company (the “Support Agreement”) pursuant to which they agree to vote in favor of the Agreement and comply with the provisions of the Agreement regarding solicitation of alternative proposals and the prohibition on trading in Company common stock during the period during which the Exchange Ratio is being determined; and (ii) an agreement with the Company and EagleBank (the “Non-compete Agreement”) restricting the ability of the directors to compete with the Company and EagleBank and to solicit employees and customers, and prohibiting the directors from disparaging the Company or VHB.

A copy of the Agreement is attached as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

The representations and warranties contained in the Agreement are not intended do, and do not, modify the statements and information about the Company or VHB contained in their respective periodic reports on Forms 10-K, 10-Q and 8-K, or the information contained in other documents filed with the Securities and Exchange Commission or their respective banking regulators.  Representations and warranties in agreements such as the Agreement are not intended as statements of fact, but rather are negotiated provisions which allocate risks related to the subject matter of the statements between the parties to the agreement.  Additionally, the representations and warranties are modified in the Agreement by materiality standards and conditions, and clarifications, exclusions and exceptions set forth on schedules and exhibits which are not public documents.  As such, readers should not place reliance on the representations and warranties as accurate statements of the current condition of any party to the agreement, their respective subsidiaries, operations, assets or liabilities.

Item 9.01.    Financial Statements and Exhibits

(a)    Financial Statements of Business Acquired.  Not applicable.

(b)    Pro Forma Financial Information.  Not applicable.

(c)    Shell Company Transactions.  Not applicable.

(d)    Exhibits.

2.1	Agreement and Plan of Reorganization, dated as of June 9, 2014 by and among Eagle Bancorp, Inc., EagleBank and Virginia Heritage Bank
99.1	Press Release dated June 9, 2014
99.2	Investor Presentation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul, President, Chief Executive Officer

Dated: June 9, 2014